Exhibit 99

	CONTACTS: Investors:	REGIS CORPORATION: Paul D. Finkelstein — Chairman, CEO Randy L. Pearce — Executive Vice President, CFO Kyle P. Didier — Vice President, Finance (952) 947-7000
For Immediate Release

	Media:	BERNS COMMUNICATIONS GROUP: Melissa Jaffin/Michael McMullan (212) 994-4660

REGIS CORPORATION TO ACQUIRE HAIR CLUB® FOR MEN AND WOMEN
- Acquisition Expected to Add $0.06 Per Diluted Share to Fiscal 2006 Net Income -

     MINNEAPOLIS, November 15, 2004 — Regis Corporation (NYSE:RGS), the global leader in the $150 billion hair care industry, today announced that it has signed a definitive purchase agreement to acquire Hair Club for Men and Women, the leader in hair loss solutions. The $210 million transaction is scheduled to close in December 2004 and will be financed with debt. Hair Club for Men and Women will operate as a wholly-owned subsidiary of Regis Corporation, and will retain the existing successful management team to operate the business.

     “We are pleased to announce the acquisition of Hair Club for Men and Women, the market leader in the hair loss industry.” commented Paul D. Finkelstein, chairman and chief executive officer of Regis Corporation. “Similar to our salon operations, this business model generates strong, predictable cash flow. We anticipate Hair Club will create significant shareholder value by continuing to deliver double-digit revenue and earnings growth for many years to come.”

     Mr. Finkelstein continued, “This is a very exciting time for Regis Corporation. Eight years ago, we made a similar announcement when we acquired Supercuts. That acquisition provided us with a platform to expand our salon model to achieve the consistent growth we have realized over the last several years. Today’s announcement provides us with a similar platform in the hair loss industry.”

     The acquisition is expected to add approximately $50 million in revenue and to be modestly accretive to earnings during the second half of the current fiscal year. In fiscal year 2006, Hair Club is projected to add $115 million in revenue and $2.8 million in net income, or $0.06 per diluted share. The projected 2006 earnings accretion includes $8 million to $10 million, or $0.11 to $0.14 per share, of expense related to the amortization of intangible assets.

     The acquisition will not impact the previously communicated growth expectations of the Company’s salon and beauty school businesses. Including this acquisition, the Company expects to end fiscal year 2005 with total debt of approximately $580 million and a debt to capitalization ratio in the low 40 percent range.

     Regis Corporation will discuss this acquisition during a conference call to be broadcast live on the internet, Monday, November 15, 2004 at 9:00 a.m. Eastern Time. Interested parties are invited to listen by logging onto www.regiscorp.com. An archive of the conference call will be available at this website shortly after the conclusion of the live broadcast.

     Banc of America Securities is acting as exclusive financial advisor to Regis Corporation in connection with this transaction.

     RBC Capital Markets and Harris Nesbitt are acting as the exclusive financial advisors to Hair Club for Men and Women in connection with this transaction.

     Hair Club is the only company that offers a comprehensive menu of hair loss solutions ranging from Extreme Hair Therapy™ to the ground breaking non-surgical Bio-Matrix® Process and the latest advancements in hair transplantation. It is Hair Club’s philosophy to provide the most objective analysis and recommendations for what is best for each individual’s situation. Depending on age, level of hair loss and client expectations, Hair Club will personally customize a solution that works.

     Regis Corporation, a Fortune 1000 company, is the largest owner, operator and franchisor of hair and retail product salons and beauty schools in the world. As of September 30, 2004, the Company owned or franchised 10,262 salons and beauty schools operating under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle and Cost Cutters. These salons are located in the United States and in ten other countries throughout North America and Europe.

     Regis Corporation is headquartered in Minneapolis, Minnesota. The Company’s common stock is traded on the New York Stock Exchange under the symbol RGS. For additional information about the Company, including a reconciliation of non-GAAP financial information and current financial outlook, please visit the Investor Information section of the corporate website at www.regiscorp.com.

     This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify and acquire salons that support its growth objectives; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on June 4, 2004. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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